Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2003 relating to the financial statements and financial statement schedule of Puget Energy, Inc., which appears in Puget Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/S/    PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

March 10, 2003